For Immediate Release

China Opportunity Acquisition Corp. to Merge with Chinese Specialty Steel Company

▪	A leading independent manufacturer of high precision, ultra-thin, cold-rolled specialty steel products in China

▪	Large growth opportunity supported by economic growth in China and limited domestic supply

▪	Solid historical and projected growth trends: 2007 revenue and net income were $139.6 million and $23.7 million, respectively - up 41% and 49%, respectively year over year

▪	High barriers to entry due to capital intensive nature of the high-end steel products industry

▪	Limited exposure to commodity price fluctuations

▪	Combination will allow the business to increase capacity in an under-supplied market and expand into other high margin products

Woodcliff Lake, New Jersey - November 13, 2008 - China Opportunity Acquisition Corp. (OTCBB: CHNQ, CHNQU, CHNQW) (“China Opportunity”) announced today that it has entered into a definitive agreement with Golden Green Enterprises Limited (“BVICo”) pursuant to which it will merge with China Opportunity, with BVICo being the surviving entity. BVICo’s subsidiary, Henan Green Complex Materials Co., Ltd (“Ge Rui”), is a leading private manufacturer of cold-rolled specialty steel products in China.

Ge Rui’s current management team, led by CEO, Mr. Mingwang Lu, will remain in place following consummation of the merger. Mr. Harry Edelson, CEO and Chairman of the Board of China Opportunity, will become a director of the combined company and will name one additional director to the seven-member board. It is anticipated that, upon consummation of the merger, the combined company will change its name to China Opportunity Holdings Ltd. and its securities will be listed on the NASDAQ Stock Market.

“We are very pleased to announce the transaction with Ge Rui,” stated Harry Edelson. “Ge Rui has emerged as one of the largest privately-owned cold-rolled specialty steel makers in China. Specialty cold-rolled steel manufacturing is a highly attractive niche segment of the steel market in China, due to strong demand and given that only a few domestic manufacturers are capable of producing these high quality steel products. Ge Rui’s advanced production technology and state of the art facilities in China enable it to compete against larger international players, as they are able to supply the same high quality products to domestic manufacturers, but at a lower price.”

“Ge Rui’s execution combined with the attractive market dynamics have led to robust top and bottom line growth,” continued Mr. Edelson. “Revenues and net income between 2005 and 2007 increased at a compound annual growth rate of 49% and 74%, respectively. Results for the first six months of 2008 remained very strong, as revenue increased 49% and net income rose 77% year over year. We look forward to building on this solid track record by executing an aggressive growth strategy, which consists of increasing production capacity, expanding into new higher margin products lines, and entering the export market.”

Mr. Mingwang Lu added, “We are very excited about this transaction, as it will provide the capital and enhanced management resources to take our business to the next level. We look forward to partnering with Harry Edelson, CEO of China Opportunity, as we continue to build our company into the leading provider of a full range of high-end, value-added cold-rolled steel products in China.”

Summary of the Transaction

Under the terms of the merger agreement, China Opportunity will merge with BVICo, with BVICo being the surviving entity. As a result of the merger, the holders of the securities of China Opportunity will receive like securities of BVICo, on a one-to-one basis, in exchange for their existing China Opportunity securities. Immediately prior to the merger, the current shareholders of BVICo will own 30.0 million shares of BVICo, which they will continue to own after the merger is consummated. In addition, the current shareholders of BVICo will be eligible to receive up to a total of 3.0 million contingent shares of the combined company, consisting of 1.0 million shares each year, in 2009, 2010, and 2011 if the combined company generates net income of $45.0 million, $60.0 million, and $80.0 million, in 2009, 2010, and 2011, respectively. In addition, if at least 75% of the warrants that BVICo will issue to the public holders of China Opportunity’s current warrants are exercised, the current shareholders of BVICo will be entitled to an aggregate cash payment of $5.0 million.

The transaction is currently expected to close in March 2009. The closing of the transaction is subject to customary closing conditions, including approval of the merger agreement by the stockholders of China Opportunity.  In addition, the closing is conditioned on holders of less than 40% of the shares of China Opportunity common stock voting against the acquisition and electing to convert their China Opportunity common stock into cash, as permitted by the China Opportunity Certificate of Incorporation.

Overview of the Business

Ge Rui is a leading private manufacturer of cold-rolled specialty steel products in China. It utilizes a variety of processes and technologies to convert steel manufactured by third parties into thin steel sheet and plates. Its products are focused predominantly on high-end, value-added finished steel products that are sold entirely to companies within China.

Ge Rui serves a broad customer base, which consists of over 200 manufacturers serving a wide range of industries. In 2007, 40% of Ge Rui’s products were sold to food and packaging sector, 30% were sold to the telecom sector, 20% were sold to the decoration materials sector and 10% were sold to the electric appliance sector. Ge Rui’s products are sold into the Chinese domestic market, primarily to the Eastern and Coastal regions. Ge Rui delivered approximately 187,000 metric tons of specialty steel products in fiscal year 2007, an increase of 32.6% from the prior year.

With manufacturing operations located in Zhengzhou, Henan Province, Ge Rui currently has six cold-rolled steel production lines, two acid pickling lines and has current annual production capacity of approximately 250,000 metric tons. In addition, Ge Rui is constructing a new production facility that will expand its product line into higher value-added zinc coated steel products. This new facility will double total capacity to 500,000 metric tons and is expected to be completed in 2009.

Ge Rui Historical Financial Highlights

In fiscal 2007, total revenues were $139.6 million, a 41% increase from $99.0 million in fiscal 2006.  The increase in revenue was mainly attributable to increased sales volume and a slight increase in product prices during the period. Net income was $23.7 million in 2007, a 49% increase from $15.9 million in 2006.  Ge Rui has no long term debt or preferred stock as of June 30, 2008.

For the six months ended June 30, 2008, Ge Rui’s revenue was $101.0 million, a 49% increase from $67.8 million for the same period last year. Net income was $19.8 million for the six months ended June 30, 2008, a 77% increase from $11.2 million for the same period last year.

About China Opportunity Acquisition Corp.

China Opportunity Acquisition Corp. is a blank check company formed on August 7, 2006 as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business that has its principal operations located in the People’s Republic of China.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and future performance of China Opportunity Acquisition Corp. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in certain of China Opportunity Acquisition Corp.’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that China Opportunity Acquisition Corp. files from time to time with the Securities and Exchange Commission. China Opportunity Acquisition Corp. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Investor Relations Contact:

Devlin Lander
Integrated Corporate Relations
415-292-6855